EXHIBIT 5

                               September 25, 1997

CompScript, Inc.
1225 Broken Sound Parkway NW
Boca Raton, FL 33487

     RE: REGISTRATION STATEMENT ON FORM SB-2; COMPSCRIPT, INC.
         (THE "COMPANY"), 662,341 SHARES OF COMMON STOCK

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of 662,341 shares of Common Stock, par value $.0001 per share (the "Common Stock") to be sold by the Company pursuant to the Registration Statement. The Common Stock is to be issued in exchange for shares of CompScript-Boca, Inc. which are tendered for exchange as contemplated by the Registration Statement.

         In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Registration Statement, as amended, the Company's Articles of Incorporation, as amended, By-Laws, and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

         Based upon and in reliance of the foregoing, we are of the opinion that the Common Stock to be issued, when issued in accordance with the terms of the Registration Statement and Prospectus, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the Registration Statement on Form SB-2 to be filed with the Commission and any amendments thereto.

                                     Very truly yours,

                                     /s/ ATLAS, PEARLMAN, TROP & BORKSON, P.A.